News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III                      Maria Platsis
Executive Vice President                   Vice President, Corporate Development
Chief Administrative Officer               (609) 936-2333
(609) 936-2481                             mplatsis@Integra-LS.com
jhenneman@Integra-LS.com


                 Integra LifeSciences Closes its Acquisition of
                             Kinetikos Medical, Inc.

Plainsboro, New Jersey / August 2, 2006 -- Integra LifeSciences Holdings Corporation (NASDAQ: IART) announced today that it has acquired the shares of Kinetikos Medical, Inc. ("KMI") for approximately $40 million in cash, subject to certain adjustments, including future payments based on the performance of the KMI business after the acquisition.

KMI, based in Carlsbad California, is a leading developer and manufacturer of innovative orthopedic implants and surgical devices for small bone and joint procedures involving the foot, ankle, hand, wrist and elbow. KMI generated revenues of $11.4 million for the twelve months ended March 31, 2006.

"We are excited to add KMI's people and products to the Integra reconstructive surgery team," said Stuart M. Essig, Integra's President and Chief Executive Officer. "KMI is an ideal strategic fit with our growing extremity business and strengthens our presence in the orthopedic hand market. This acquisition allows us to leverage our current and future regenerative products for dermal, tendon and nerve repair targeted for hand surgery. We expect to benefit from the synergy between KMI's upper extremity orthopedic implant products and these regenerative products, including the INTEGRA(R) Dermal Regeneration Template, the INTEGRA(R) Bilayer and single-layer Matrix Wound Dressings, NeuraGen(TM) and NeuraWrap(TM). In addition, KMI's product range in the foot and ankle market holds strong brand identity and complements our rapidly growing Newdeal business."

KMI has an experienced senior management team with a proven track record in the orthopedics device industry, which has now joined Integra.

KMI currently markets products that address both the trauma and reconstructive segments of the extremities market. KMI's reconstructive products are largely focused on treating deformities and arthritis in small joints of the upper and lower extremity, while its trauma products are focused on the treatment of fractures of small bones most commonly found in the extremities.

KMI's products include the UNI2, which is recognized as the premier implant for wrist replacement, a procedure that restores the function of the arthritic wrist. The Subtalar Maxwell-Brancheau Arthroereisis System ("MBA"), another of KMI's products, is the market leading product that provides a simple and effective means of correcting debilitating flatfoot for both pediatric and adult patients. KMI currently sells its products through approximately 45 independent sales agencies in the United States and through 17 independent distributors internationally. Approximately 89% of KMI's sales are generated in the United States. Integra looks forward to expanding the sale of KMI products internationally through its well-established Newdeal infrastructure.


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"We are very excited to join the Integra LifeSciences family of companies," said
Jim Ham, General Manager of KMI. "We look forward to expanding our business within Integra. In particular, we believe the combination of Integra's portfolio of collagen tissue-engineered products and KMI's upper extremity orthopedic implants creates an opportunity for revenue synergy. We and the management of Integra will work together to integrate KMI into Integra so that the combined business can maximize these revenue synergies. Together we can offer a broad package of solutions for the orthopedic hand, foot and ankle, reconstructive and podiatric surgeons."

First Albany Capital served as advisor to KMI for the transaction.

Integra LifeSciences Holdings Corporation is a diversified medical technology company that develops, manufactures, and markets medical devices for use in a variety of applications. The primary applications for our products are neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey, and we have manufacturing and research facilities located throughout the world. We have approximately 1,650 employees. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning expectations for this newly acquired business and the expected impact of this acquisition on Integra's future financial results. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, Integra's ability to successfully integrate KMI into its operations could affect the impact of this acquisition on Integra's future financial results. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Factors That May Affect Our Future Performance" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2005 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

Source: Integra LifeSciences Holdings Corporation